Exhibit 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY OPERATING REVENUE

(Unaudited)

	2007		2006				2005
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Wireline services revenue:
Mass markets:
Voice services:
Local voice	$947	$952	$966	$992	$1,017	$1,029	$1,035	$1,039	$1,060	$1,063
Long-distance	166	163	162	162	161	155	152	142	133	135
Access services	1	1	1	1	1	1	2	2	2	2

Total voice services	1,114	1,116	1,129	1,155	1,179	1,185	1,189	1,183	1,195	1,200
Data, Internet and video services	291	278	253	225	206	191	174	161	147	144

Total mass markets wireline services	1,405	1,394	1,382	1,380	1,385	1,376	1,363	1,344	1,342	1,344

Business:
Voice services:
Local voice	289	283	298	305	309	314	311	321	320	320
Long-distance	133	137	133	138	139	144	138	139	145	146
Access services	—	—	—	—	—	—	1	1	1	1

Total voice services	422	420	431	443	448	458	450	461	466	467
Data, Internet and video services	586	579	593	581	581	583	584	621	561	539

Total business wireline services	1,008	999	1,024	1,024	1,029	1,041	1,034	1,082	1,027	1,006

Wholesale:
Voice services:
Local voice	156	159	161	169	175	177	180	184	195	198
Long-distance	237	250	265	272	262	260	268	272	269	277
Access services	138	133	131	138	132	145	159	156	179	158

Total voice services	531	542	557	579	569	582	607	612	643	633
Data, Internet and video services	370	363	375	360	337	328	329	323	317	329

Total wholesale wireline service	901	905	932	939	906	910	936	935	960	962

Total wireline services revenue	3,314	3,298	3,338	3,343	3,320	3,327	3,333	3,361	3,329	3,312
Wireless services revenue	139	139	141	135	142	139	138	131	132	126
Other services revenue	10	9	9	9	10	10	9	12	9	11

Total operating revenue	$3,463	$3,446	$3,488	$3,487	$3,472	$3,476	$3,480	$3,504	$3,470	$3,449